Exhibit 5.2

July 6, 2007

To:	Aleris International, Inc.

25825 Science Park Drive, Suite 400

Beachwood, OH 44122-7392

Ladies and Gentlemen:

We have acted as special Indiana counsel to Aleris International, Inc., a Delaware corporation (the “Company”) and each of the guarantors listed on Schedule A hereto (the “Indiana Guarantors”), in connection with (i) the Company’s offer to exchange up to $600,000,000 in aggregate principal amount of its new 9%/9 3/4% Senior Notes due 2014 (the “Senior Exchange Notes”), which are being registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its 9%/9 3/4% Senior Notes due 2014 (the “Outstanding Senior Notes’”), and (ii) the Company’s offer to exchange up to $400,000,000 in aggregate principal amount of its new 10% Senior Subordinated Notes due 2016 (the “Senior Subordinated Exchange Notes” and, together with the Senior Exchange Notes, the “Exchange Notes”), which are being registered under the Securities Act, for a like principal amount of its 10% Senior Subordinated Notes due 2016 (the “Outstanding Senior Subordinated Notes”, together with the Outstanding Senior Notes, the “Outstanding Notes”) in each case pursuant to the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission on July 6, 2007 (the “Registration Statement”). The Outstanding Notes and the Exchange Notes are

collectively referred to herein as the “Notes.” Each of the Indiana Guarantors is referred to herein individually as an “Indiana Guarantor”.

Pursuant to the Indentures (as defined below) the Outstanding Notes are, and the Exchange Notes will be, unconditionally guaranteed, jointly and severally, on the terms and subject to the conditions set forth in the Indentures (the “Outstanding Note Guarantees” and the “Exchange Note Guarantees”, respectively). All capitalized terms used herein that are defined in, or by reference in, the indenture dated as of December 19, 2006 by and among the Company, the guarantors named therein, and LaSalle Bank National Association as the trustee (the “Trustee”) relating to the Senior Notes, (“Senior Indenture”) and the indenture dated December 19, 2006 by and among the Company, the guarantors named therein, and the Trustee relating to the Senior Subordinated Notes (the “Senior Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”) have the meanings assigned to such terms therein or by reference therein, unless otherwise defined herein. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have (i) investigated such questions of law, and (ii) examined originals, or certified, conformed or reproduction copies, of such documents and records of each Indiana Guarantor, such certificates of public officials and such other documents as we have deemed necessary or appropriate for the purposes of this opinion. We have examined, among other documents, the following:

July 6, 2007

(i) the Articles of Incorporation or Articles of Limited Partnership, as applicable, for each Indiana Guarantor;

(ii) the Bylaws of each Indiana Guarantor;

(iii) certified copies of certain resolutions of each Indiana Guarantor relating to the issuance of the Exchange Note Guarantees;

(iv) the Senior Indenture; and

(v) the Senior Subordinated Indenture.

The documents referred to in items (i) through (v) above are referred to herein collectively as the “Documents”.

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified copies of all copies submitted to us as conformed or facsimile, electronic or photo static copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, statements and representations contained in the Documents and certificates and other information of or from representatives of each Indiana Guarantor and others and assume compliance on the part of all parties to the Documents with their covenants and agreements contained therein. With respect to the opinions expressed in paragraph 1 below, we have relied solely upon certificates of the Secretary of State of the State of Indiana. Insofar as statements herein are based upon our knowledge, such phrase means and is limited to the conscious awareness of facts or other information by lawyers in this firm who gave substantive attention to representation of the Indiana Guarantors in connection with the Documents. The opinions expressed in clause (b) of paragraph 4 below are limited to our review of only those laws and regulations that, in our experience, are normally applicable to transactions of the type contemplated by the Documents.

To the extent it may be relevant to the opinions expressed herein, we have assumed (i) that all of the parties to the Documents (other than the Indiana Guarantors) are validly existing and in good standing under the laws of their respective jurisdictions of organization and have the power and authority to execute and deliver the Documents, to perform their obligations thereunder and to consummate the transactions contemplated thereby, (ii) that the Documents have been duly authorized, executed and delivered by all of the parties thereto (other than the Indiana Guarantors), (iii) that the Documents constitute valid and binding obligations of all the parties thereto (other than the Indiana Guarantors), enforceable against such parties in accordance with their respective terms, and (iv) that all of the parties to the Documents comply with all laws applicable thereto.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. IMCO Indiana Partnership, L.P. (hereafter “IMCO”) is a limited partnership duly organized and validly existing and in good standing under the laws of the State of Indiana. Aleris Blanking & Rim Products, Inc. (hereafter “Aleris Blanking”) is a corporation duly organized and validly existing and in good standing under the laws of the State of Indiana. Alumitech of Wabash, Inc. (hereafter “Alumitech”) is a corporation duly organized and validly existing and in good standing under the laws of the State of Indiana.

2. Each Indiana Guarantor has the requisite partnership or corporate capacity, as applicable, and has taken all partnership or corporate action, as applicable, necessary to authorize it to execute and deliver the Exchange Note to which it is a party and to perform its obligations thereunder.

3. The Exchange Note Guarantees by the Indiana Guarantors have been duly authorized by the Indiana Guarantors and, when the Exchange Notes have been duly executed, issued and delivered in accordance with the terms of the Indentures in exchange for the Outstanding Notes, will be duly executed and delivered by the Indiana Guarantors.

The opinions set forth above are subject to the following qualifications:

We express no opinion as to:

(i) the validity, binding effect or enforceability of any provision in any Document:

July 6, 2007

(A) relating to forum selection or submission to jurisdiction (including any waiver of any objection to venue in any court or that a court is an inconvenient forum) or waiver of any rights to trial by jury;

(B) relating to (I) indemnification, contribution or exculpation in connection with violations of applicable laws, statutory duties or public policy, or in connection with willful, reckless or unlawful acts or gross negligence of the indemnified or exculpated party or the party receiving contribution, or (II) exculpation of any party in connection with its own negligence the enforcement of which a court determines in the circumstances to be unfair or insufficiently explicit or contrary to public policy;

(C) specifying that provisions thereof may be modified or waived only in writing;

(D) that purports to give any person the power to accelerate obligations, foreclose on collateral or require additional collateral at will or without notice to any Indiana Guarantor;

(E) relating to any purported waiver, release or variation of rights or other agreement to similar effect (all of the foregoing, collectively, a “Waiver”) by any Indiana Guarantor under any of the Documents to the extent limited by applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty, ground for discharge or release of, or defense available to, an obligor generally or as a guarantor or co-obligor or otherwise available as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under and is not prohibited by applicable law (including judicial decisions);

(F) that purports to create a trust, power of attorney or other fiduciary relationship;

(G) specifying that any person purchasing a participation from a Lender or other person may exercise set-off or similar rights with respect to such participation or that the Lenders or other person may exercise set-off rights other than in accordance with applicable law;

(H) providing for payments by a Indiana Guarantor in a currency other than U.S. dollars to the extent that a court will under applicable law convert a judgment rendered in such other currency into U.S. dollars;

(I) purporting to establish that the exercise of any remedy or combination of remedies is or would under any particular circumstances be commercially reasonable; and

(ii) the effect of any law of any jurisdiction other than the State of Indiana wherein any party to the Documents may be located or wherein enforcement of any Document may be sought that limits the rates of interest legally chargeable or collectible;

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Our opinions are subject to (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits on the availability of equitable remedies), whether considered in a proceeding at law or in equity, and (iii) the qualification that certain provisions of the Documents may be unenforceable in whole or in part, but the inclusion of such provisions does not affect the validity as against any Indiana Guarantor of the Documents as a whole, and the Documents and the laws of the State of New York contain adequate provisions for enforcing payment of the obligations governed or secured thereby, subject to the other qualifications contained in this letter.

Provisions in a guarantee (or equivalent) that provide that the guarantor’s liability thereunder shall not be affected by actions or failures to act on the part of the recipient of the guarantee or by modifications or waivers of provisions of the guaranteed obligations might not be enforceable if such actions, failures to act, modifications or waivers so change the essential nature of the terms and conditions of the guaranteed obligations that, in effect, a new contract has arisen between such recipient and the primary obligor on whose behalf the guarantee was issued.

We express no opinion as to the application of, and our opinions are subject to the effect, if any, of state securities or “blue sky” laws or laws governing the liquidation or dissolution of, or the distribution of assets of, any person or entity (including any laws relating to the payment of dividends or other distributions on or the redemption or repurchase of capital stock or other equity interests).

The opinions expressed herein are limited to the laws of the State of Indiana.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. Furthermore, Fried, Frank, Harris, Shriver & Jacobson LLP may rely on this opinion, as if it were addressed to them, in rendering their opinion that is being filed as Exhibit 5.1 to the Registration Statement.

The opinions expressed herein are solely for the benefit of the Administrative Agent and the Lenders in connection with the Documents and may not be relied upon in any manner or used for any purpose by any other person, and may not be quoted in whole or in part, without our prior written consent.

Very truly yours,

/s/ Michael L. Carmin

Michael L. Carmin

MLC/dla

July 6, 2007

Schedule A

Indiana Guarantors

No.	Subsidiaries	Jurisdiction
1.	Aleris Blanking and Rim Products, Inc. (formerly Indiana Aluminum Inc.)	Indiana
2.	Alumitech of Wabash, Inc.	Indiana
3.	IMCO Indiana Partnership L.P.	Indiana